Exhibit 7.2

ELEVATION AGREEMENT

THIS ELEVATION AGREEMENT (this “Agreement”), dated as of November 9, 2020 (the “Effective Date”), is made and entered into by and between Hamburg Commercial bank ag (formerly known as HSH Nordbank AG), a joint stock corporation organized under the laws of the Federal Republic of Germany (the “Transferor”), and PROMONTORIA NORTH SHIPPING DESIGNATED ACTIVITY COMPANY, a designated activity company limited by shares organized under the laws of the Republic of Ireland (the “Transferee” and, along with the Transferor, each a “Party” and collectively the “Parties”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Sub-Participation Agreement (as such term is defined below).

W I T N E S S E T H:

WHEREAS, the Transferor is the owner of 3,138,748 shares of common stock, par value $0.01 per share (the “Shares”), of Danaos Corporation, a corporation organized under the laws of the Marshall Islands (the “Company”);

WHEREAS, the Transferor and the Transferee are parties to that certain Master Funded Sub-Participation and Trust Agreement, dated as of November 29, 2018 (the “Sub-Participation Agreement”), relating to, among other things, the Shares held by the Transferor;

WHEREAS, pursuant to the terms of the Sub-Participation Agreement, the Transferor retained legal title to the Shares, but the entirety of the economic interest in the Shares is held by the Transferee, and the Transferor is required to carry out the instructions of the Transferee with respect to the Shares;

WHEREAS, the Parties now desire to effectuate the transfer, distribution and elevation of the Shares from the Transferor to the Transferee, such that full legal and record title in and to the Shares shall be transferred and assigned from the Transferor to the Transferee (the “Elevation”);

WHEREAS, immediately following and as a result of the Elevation, the Transferor will no longer have any direct or indirect interest in the Shares, and the Transferee will possess all legal and beneficial interests in the Shares;

WHEREAS, in connection with the Elevation, the Parties desire to take such actions as are necessary to effect the Elevation and vest legal title in the Shares in the Transferee, and take such further actions as necessary to assign to the Transferee all rights and obligations of the Transferor under the Registration Rights Agreement and the Stockholders Agreement (as such terms are defined below); and

WHEREAS, the Parties desire to enter into this Agreement in order to effect the Elevation, all as more particularly set forth hereinbelow.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Elevation of Shares & Transfer of Legal Title.

(a)       In order to effectuate the Elevation, effective as of the Effective Date, the Transferor hereby transfers, conveys, assigns, delivers, distributes and elevates to the Transferee, and the Transferee hereby acquires, receives and accepts from the Transferor, the Shares, such that full legal and record title in and to the Shares is hereby transferred and assigned from the Transferor to the Transferee. No additional consideration shall be paid or be payable from the Transferee to the Transferor in consideration of the Elevation effectuated pursuant to this Section 1(a) or otherwise pursuant to this Agreement.

(b)       Immediately following and as a result of the Elevation effectuated pursuant to Section 1(a), the Transferor will no longer have any direct or indirect interest in the Shares, and the Transferee will possess all legal and beneficial interests in the Shares.

Section 2. Transfer Documentation; Assignment and Assumption Agreements and Other Deliveries; Further Assurances.

(a)       Upon (and, to the extent necessary, following) the Effective Date, the Parties shall cooperate with one another in taking such action and executing and delivering such documents and providing such information as may be necessary to cause the Elevation and corresponding transfer of legal title in the Shares from the Transferor to the Transferee as contemplated by Section 1(a) to be appropriately documented and registered, including without limitation providing any information as may be required to the Company’s transfer agent, and delivering and executing and/or endorsing, as applicable, any certificates, transfer request forms, stock powers and other documentation.

(b)       On or promptly after the Effective Date, the Parties shall execute and deliver to each other assignment and assumption agreements (the “Assignment and Assumption Agreements”) to assign to the Transferee all rights and obligations of the Transferor under that certain Registration Rights Agreement, dated as of August 10, 2018, by and among the Company, the Transferor and other stockholders of the Company (the “Registration Rights Agreement”), and under that certain Stockholders Agreement, dated as of August 10, 2018, by and among the Company, the Transferor and other stockholders of the Company (the “Stockholders Agreement”), and any other agreement relating or connected to the Shares or the rights of any holder of the Shares. On or promptly after the Effective Date, (i) the Parties shall deliver appropriate notices to the parties to the Registration Rights Agreement and the Stockholders Agreement in accordance with the terms thereof, notifying such parties of the substitution in parties pursuant to the assignments effectuated pursuant to the Assignment and Assumption Agreements and the resulting change in address and contact details for purposes of the notice provisions of such agreements, and (ii) the Transferee shall deliver to the Company a completed Selling Securityholder Questionnaire in order to provide the Company with information in connection with the Company’s registration statement with respect to the Shares.

(c)       In the event that any additional agreements, transfer documents, instruments, or other actions are required in the reasonable opinion of any of the Parties hereto, the Company or any other person or entity in order to effectuate the intents and purposes of this Agreement and the transactions contemplated hereby, each of the Parties hereto shall prepare, execute and deliver the additional agreements, transfer documents and other instruments in mutually acceptable form, and take the other further actions as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

Section 3. Mutual Representations of the Transferor and the Transferee. Each of the Transferor and the Transferee hereby represents and warrants to the other Party as of the Effective Date that:

(a)       it is duly organized and validly existing under the laws of its jurisdiction of organization, in good standing under such laws, and has full power and authority and has taken all action necessary to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)       the making and performance by it of this Agreement does not and will not violate any law or regulation of the jurisdiction under which it exists, any other law applicable to it or any other agreement to which it is a party or by which it is bound;

(c)       this Agreement has been duly and validly authorized, executed and delivered by it and is legal, valid, binding and enforceable against it in accordance with its terms except that the enforceability may be limited by bankruptcy, insolvency or laws governing creditors rights; and

(e)       no consent, approval, filing or corporate, partnership or other action is required as a condition to or in connection with execution, delivery and performance of this Agreement and the transactions contemplated herein.

Section 4. Miscellaneous.

(a)       Entire Agreement. Except as otherwise expressly set forth to the contrary in this Agreement, this Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter thereof and hereof and supersedes all prior agreements, understandings or representations pertaining to the subject matter hereof, whether oral or written. There are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically and expressly set forth herein.

(b)       Amendment and Modification. This Agreement may be amended or modified only by a writing signed by all Parties hereto.

(c)       Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the Party or Parties entitled to the benefit thereof, but only by a writing signed by the Party or Parties waiving the terms or conditions. No waiver of any provision of this Agreement or of any rights or benefits arising hereunder shall be deemed to constitute or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall any waiver constitute a continuing waiver, unless otherwise expressly provided in writing.

(d)       Assignment; Binding Effect. Except as may otherwise be set forth in the Sub-Participation Agreement, no Party hereto may transfer, sell, encumber, appoint agents with respect to, or assign its rights or obligations under this Agreement in whole or in part without the prior written consent of the other Party to this Agreement. Without limiting any other rights or remedies of the Parties, any assignment by a Party in violation of the foregoing shall be of no force and effect. Without limiting any of the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and any permitted assigns.

(e)       Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then the provision shall be deemed modified to the extent necessary to render it legal, valid and enforceable, and if no the modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision, and the rights and obligations of the Parties shall be construed and enforced accordingly.

(f)       No Strict Construction. This Agreement has been jointly drafted by the Parties hereto, and shall not be construed more strictly against one Party than against the other Party.

(g)       Governing Law and Jurisdiction. The “Governing Law” and “Jurisdiction” provisions of the Sub-Participation Agreement shall apply mutatis mutandis to this Agreement.

(h)       Captions and Headings. The captions and headings in this Agreement are for convenience only and are no intended to be full or accurate descriptions of the contents thereof. Such captions and headings shall not be deemed to be part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

(i)       Counterpart Execution; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all of which taken together will constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the Effective Date.

HAMBURG COMMERCIAL BANK AG

By: /s/ N. Krüger

Name: N. Krüger

Title: Director

By: /s/ M. Eltermann

Name: M. Eltermann

Title: Authorized Signatory

PROMONTORIA NORTH SHIPPING DESIGNATED ACTIVITY COMPANY

By: /s/ Siobhán Hallissey

Name: Siobhán Hallissey

Title: Alternate Director